Exhibit 99.1

3003 Tasman Drive Santa Clara, CA  95054

For release at 1:00 p.m. (PDT)	Contacts:
April 17, 2003	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SILICON VALLEY BANCSHARES REPORTS FIRST QUARTER EARNINGS BOLSTERED BY STRONG FUNDAMENTALS, PARTICULARLY EXCELLENT CREDIT QUALITY

Loans Growth, Stable Deposits and Growing Fee Income Yield Results Exceeding Guidance

SANTA CLARA, CA — Silicon Valley Bancshares (NASDAQ: SIVB), parent company of Silicon Valley Bank, today announced diluted earnings per common share (EPS) of $0.26 for the first quarter of 2003, exceeding the guidance given last quarter of $0.20 to $0.24 per share.  EPS was $0.29 and $0.28 in the first and fourth quarters of 2002, respectively.

Net income totaled $10.4 million for the quarter ended March 31, 2003, a decrease of $1.5 million, or 12.6 percent from the fourth quarter of 2002.  Net income in the first quarter of 2002 was $13.4 million.

“By continuing to make new loans, maintain outstanding credit quality, take deposits, and increase fee income, we exceeded our guidance.   In spite of our consistently strong fundamentals, however, the weak economy, particularly in technology, continues to restrain our progress,” said Ken Wilcox, President and CEO.  “Low market interest rates have caused our net interest income to decline despite record high average loan balances and a stabilized deposit base.

“Silicon Valley Bancshares has remained true to its original model of leveraging its longstanding and productive relationships with the Venture Capital community,” Wilcox continued.  “Despite a relentlessly negative economy, this approach has resulted in exceptional credit quality that has exceeded even our own high expectations and enabled us once again to lower our allowance.   In addition, we continue to gain market share with new products and services and expand our client base beyond the startup world. While we have no control over the economy or market interest rates, we are on a great trajectory and will continue to manage our business fundamentals aggressively to take maximum advantage of the economic rebound.”

First Quarter Highlights

•                  Credit quality remains excellent, with non-performing loans (NPLs) at 0.9 percent of total gross loans — consistent with levels for the past six quarters.  The allowance to cover potential loan losses is at 366.0 percent of NPLs, and net charge-offs were $3.9 million or 0.8 percent of total gross loans, on an annualized basis.  The company’s emphasis on credit quality and its ability to manage risk in challenging conditions resulted in this quarter’s outstanding credit performance.

•                  Average loans increased by $17.2 million, or 0.9 percent over the fourth quarter of 2002. This was the fourth successive quarterly increase.  The average balance of $1.9 billion represents the highest quarterly average loan balance in the history of the company.  The company expects loan growth to continue through 2003, although at a slower pace than in 2002, with second quarter average balances about the same as the first quarter.

•                  Average deposit balances of $3.2 billion remained at the high end of the range of $2.9 billion to $3.2 billion experienced for the past year and a half.  It appears that venture capital funding levels may be stabilizing which should help the company maintain or increase deposit levels during 2003.

•                  Silicon Valley Bancshares’ net interest margin remains among the highest in the country, holding steady quarter over quarter at 5.7 percent.  The Federal Reserve’s 50 basis point interest rate cut in November negatively impacted the margin, but was offset by non-accrual loans being paid in full, which helped the margin for the quarter by 16 basis points.  The company expects the net interest margin to decrease slightly in the second quarter as collection of non-accrual loans does not occur regularly.

•                  Alliant revenues rose from the fourth quarter’s $3.5 million to $4.1 million.  An increased pace of closings helped drive first quarter revenues to the second highest level since Alliant joined the company.  Due to the nature of the mergers and acquisitions industry, we expect Alliant revenues to continue to be volatile, but to exhibit a general upward trend over the long term.

Two factors contributed to the quarter-over-quarter decrease in earnings:

•                  The provision for loan losses moved closer to the level of net charge-offs, which is the long-run sustainable level.  The provision increased from $1.0 million in the fourth quarter to $3.4 million in the first quarter.

•                  Noninterest expenses increased primarily due to a rise in compensation costs.  Compensation costs increased from the fourth quarter due to several factors: a resumption of incentive compensation accruals, severance-related costs of approximately $1.2 million, and the seasonal impact of taxes and benefits costs.

Assets and Deposits

Total assets were $4.0 billion as of March 31, 2003, down $195.1 million from the end of the fourth quarter.  The decrease was concentrated in investment portfolio assets, resulting primarily from the effects of lower period-end deposit balances and the stock repurchase program.  Total assets were relatively unchanged from March 31, 2002.  Loans, net of unearned income, were $2.1 billion at March 31, 2003, relatively unchanged from December 31, 2002, and $1.7 billion at March 31, 2002.

Period-end total deposits decreased $185.0 million from the fourth quarter of 2002 and increased $69.6 million from March 31, 2002.  Average deposit balances increased $75.4 million to $3.2 billion from the fourth quarter of 2002.  Client funds invested in private label investment and sweep products totaled $8.1 billion at March 31, 2003, compared with $8.5 billion as of December 31, 2002, and $8.9 billion a year ago.  Although average client fund balances increased from $8.2 billion in the fourth quarter of 2002 to $8.5 billion in the first quarter of 2003, the shift in investment mix resulted in a quarterly decrease in client investment fees of $0.5 million.  The company’s strategy with respect to client investment fees is to increase the amount by attracting sufficiently larger balances to offset declines in average fees charged.

Income

Net interest income decreased $0.5 million in the first quarter of 2003 as compared to the fourth quarter 2002, and decreased $1.0 million from the first quarter of 2002.  The slight decrease in net interest income from the fourth quarter of 2002 was primarily due to a combination of factors: a 20 basis point decrease in the average prime rate, offset by increased average loan balances, and re-accruals of interest on loans that had previously been non-performing and were fully paid.

Noninterest income increased $1.6 million, or 10.1 percent to a total of $17.4 million in the first quarter of 2003, compared to $15.8 million in the fourth quarter of 2002.  Noninterest income was $16.9 million in the first quarter of 2002.  The increase in noninterest income was largely due to higher revenues at Alliant, gains on the warrant portfolio and higher deposit fees.  This was partially offset by lower letter of credit (LC) and foreign exchange (FX) income and greater losses on the equity securities portfolio.  LC and FX income in the first quarter was slightly lower due to the impact of global political events.  The increase in gross securities losses was primarily due to unusually large losses recorded in venture capital funds in which the company has invested either directly or through its fund of funds.

Income from the disposition of client warrants, a key component of Silicon Valley Bancshares’ long-term strategy, increased $1.6 million from the fourth quarter to $2.0 million, despite the dearth of IPOs.  This represents the highest quarterly warrant proceeds for the company since the second quarter of 2001.  The company continues to grow its warrant portfolio in anticipation of future steady returns.  Based on March 31, 2003 market valuations, the company had nominal potential pre-tax warrant gains.

The company is restricted from exercising many of these warrants until later in 2003.  As of March 31, 2003, the company directly held 1,859 warrants in 1,379 companies, had made investments in 244 venture capital funds, and had direct equity investments in 22 companies, many of which are private.  Additionally, the company has made investments in 20 venture capital funds through its fund of funds, SVB Strategic Investors Fund, L.P., and made direct equity investments in 25 companies through its venture capital fund, Silicon Valley BancVentures, L.P.  The company is typically contractually precluded from taking steps to secure any current unrealized gains associated with many of these equity instruments.  Hence, the amount of income realized by the company from these equity instruments in future periods may vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.

Write-downs and Expenses

Gross securities write-downs increased quarter over quarter by $1.5 million.  Write-downs of the company’s equity investments, net of minority interest, totaled approximately $1.7 million and $1.4 million in the first quarter of 2003 and the fourth quarter of 2002, respectively.  In the first quarter of 2003, net equity gains, including income from the disposition of client warrants, exceeded write-downs by $0.3 million.

                Noninterest expense totaled $50.1 million in the first quarter of 2003, an increase of $2.2 million from the $47.9 million incurred in the fourth quarter of 2002.  Noninterest expense increased $6.8 million from the first quarter of 2002.  The increase in noninterest expense resulted from higher compensation costs partially offset by lower professional services fees, occupancy costs, business development costs and furniture and equipment costs.

For the first quarter of 2003, return on average assets was 1.1 percent, compared to 1.2 percent for the fourth quarter of 2002, and 1.3 percent in the first quarter of 2002.  Return on average equity was 7.3 percent in the first quarter of 2003, compared to 7.8 percent and 8.5 percent in the fourth and first quarters of 2002, respectively.

The company’s efficiency ratio increased from 70.1 percent in the fourth quarter of 2002 to 71.4 percent in the first quarter of 2003, primarily due to increases in noninterest expenses.  The efficiency ratio is calculated by dividing adjusted noninterest expense by adjusted revenues.  Noninterest expense is adjusted to exclude costs associated with tax credit funds, minority interest, and retention and warrant incentive plans.  Revenues are adjusted to exclude income associated with minority interest, the disposition of client warrants and gains or losses related to investment securities.

Nonperforming loans totaled $19.1 million, or 0.9 percent of total gross loans, at March 31, 2003, compared to $20.4 million, or 1.0 percent at December 31, 2002 and $19.0 million, or 1.1 percent, a year earlier.  The allowance for loan losses totaled $70.0 million, or 3.4 percent of total gross loans and 366.0 percent of nonperforming loans, at March 31, 2003, compared to $70.5 million, or 3.4 percent of total gross loans, and 345.4 percent of nonperforming loans, at December 31, 2002.  The allowance for loan losses totaled $71.4 million or 4.1 percent of total gross loans and 376.0 percent of nonperforming loans at March 31, 2002.  The company incurred $3.9 million in net charge-offs in the quarter, representing 0.8 percent of total gross loans, on an annualized basis, consistent with the fourth quarter of 2002.  First quarter net charge-offs benefited, in part, from a small entertainment loan recovery.  There remains one insurer that has not settled claims for entertainment-lending-related losses.   In the first quarter, the company recorded a $3.4 million provision for loan losses.  Gross charge-offs for the 2003 first quarter totaled $8.7 million.

Stock Buyback Program and Stockholders’ Equity

As of March 31, 2003, the company had purchased approximately 5.2 million shares of common stock totaling $92.1 million in conjunction with the $100.0 million share repurchase program authorized by the Board of Directors on September 16, 2002.  During the fourth quarter, the company entered into an accelerated stock repurchase program (ASR), which was completed in the first quarter.  The company entered into a second ASR transaction during the first quarter, which was also completed during the quarter.   During the first quarter, approximately 1.9 million shares were repurchased for approximately $32.4 million.

Stockholders’ equity totaled $566.1 million at March 31, 2003, a decrease of $24.2 million compared to $590.4 million at December 31, 2002.  Stockholder’s equity was reduced as a result of the company’s share repurchase programs, offset partially by the quarter’s earnings.  The company’s and the Bank’s capital ratios remain strong for a well-capitalized depository institution as of March 31, 2003.

Q2 Guidance

Silicon Valley Bancshares expects second quarter 2003 earnings to be between $0.23 and $0.27 per share due to continued stability in average loans and average deposits, and continued improvements in non-interest income.  The company also expects credit quality to remain high and does not expect to benefit from any entertainment loan recoveries in the quarter.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The company’s senior management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others.  Forward-looking statements are statements that are not historical facts.  Broadly speaking, forward-looking statements include:

•                  projections of our revenues, income, earnings per share, capital expenditures, capital structure or other financial items;

•                  descriptions of strategic initiatives, plans or objectives of our management for future operations, including pending acquisitions;

•                  descriptions of products, services and industry sectors;

•                  forecasts of venture capital funding levels;

•                  forecasts of future economic performance; and

•                  descriptions of assumptions underlying or relating to any of the foregoing.

In this release, we make forward-looking statements discussing our management’s expectations about:

•                  future earnings

•                  expected Alliant Partners activity

•                  loan growth

•                  deposit trends

•                  future net interest margin

•                  client fund balance levels

•                  LC and FX revenue levels

•                  Venture capital funding levels

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or the negative of such terms, or comparable terminology.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect.  Actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements.

Factors that may cause the second quarter 2003 targets to change include:

•                  adjustments required in the close process

•                  material changes in the state of the economy or the markets served by Silicon Valley Bancshares

•                  material changes in credit quality

•                  material changes in interest rates or market levels.

For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Risk Factors” included in Item 7A, page 56, of our annual report on Form 10-K dated March 5, 2003.  We urge investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis.  All subsequent written or oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  The forward-looking statements included in this filing are made only as of the date of this filing.  The company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications have been made to prior years results to conform with 2003 presentations.  Such reclassifications had no effect on the company’s results of operations or stockholders’ equity.

Earnings Conference Call

On April 17, 2003, the company will host a conference call at 2:00 p.m. (PDT) to discuss the 2003 first quarter financial results.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A live Webcast can be accessed at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on Thursday, April 17, 2003, through 5:00 p.m. (PDT), on Saturday, May 17, 2003, by dialing (800) 947-6452.  A replay of the Webcast will also be available on www.svb.com beginning Thursday, April 17, 2003.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company providing diversified financial services, has sustained its mission to provide innovative solutions to help entrepreneurs succeed. The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology and life sciences markets, as well as the premium wine industry.  Headquartered in Santa Clara, Calif., the company offers clients financial products and services including commercial, investment, merchant and private banking, as well as value-add client services using its proprietary knowledge base.  Merger, acquisition and corporate partnering services are provided through the company’s investment banking subsidiary, Alliant Partners. More information on the company can be found at www.svb.com.

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SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED STATEMENTS OF INCOME

	For the three months ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2003	2002	2002
Interest Income:
Loans	$37,836	$38,881	$38,325
Investment Securities:
Taxable	10,377	10,739	13,850
Non-Taxable	1,596	1,580	1,965
Federal Funds Sold and Securities Purchased Under Agreement to Resell	830	778	245
Total Interest Income	50,639	51,978	54,385
Interest Expense
Deposits	2,451	3,321	4,898
Other Borrowings	210	210	485
Total Interest Expense	2,661	3,531	5,383
Net Interest Income	47,978	48,447	49,002
Provision for Loan Losses	3,384	1,033	3,426
Net Interest Income After Provision for Loan Losses	44,594	47,414	45,576
Noninterest Income:
Client Investment Fees	6,332	6,843	8,638
Corporate Finance Fees	4,144	3,548	2,962
Letter of Credit and Foreign Exchange Income	3,503	3,519	3,777
Deposit Service Charges	2,876	2,289	2,236
Disposition of Client Warrants	1,962	411	126
Investment Losses	(4,705)	(3,164)	(2,597)
Other	3,334	2,394	1,759
Total Noninterest Income	17,446	15,840	16,901
Noninterest Expense:
Compensation and Benefits	31,432	24,173	24,928
Net Occupancy	4,402	4,981	4,518
Professional Services	3,439	6,369	3,036
Furniture and Equipment	2,194	3,579	2,096
Business Development and Travel	1,616	2,498	2,123
Correspondent Bank Fees	1,040	767	707
Telephone	778	755	901
Tax Credit Fund Amortization	715	842	449
Postage and Supplies	584	937	783
Trust Preferred Securities Distributions	281	325	825
Other	3,627	2,714	2,952
Total Noninterest Expense	50,108	47,940	43,318
Minority Interest	3,479	2,230	1,840
Income Before Income Tax Expense	15,411	17,544	20,999
Income Tax Expense	4,993	5,627	7,639
Net Income	$10,418	$11,917	$13,360
Basic Earnings per Share	$0.27	$0.29	$0.30
Diluted Earnings per Share	$0.26	$0.28	$0.29
Return on Average Assets	1.1%	1.2%	1.3%
Return on Average Equity	7.3%	7.8%	8.5%
Efficiency Ratio	71.4%	70.1%	62.0%
Weighted Average Shares Outstanding	39,092,153	41,485,138	45,179,494
Weighted Average Diluted Shares Outstanding	39,782,783	42,213,958	46,524,919

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2003	2002	2002

Net Income	$10,418	$11,917	$13,360

Other Comprehensive Income, Net of Tax:
Change in Unrealized (Losses) Gains on Available-For-Sale Investments:
Unrealized Holding (Losses) Gains	(1,378)	42	(2,832)
Reclassification Adjustment for Gains Included in Net Income	(1,326)	(279)	(80)
Other Comprehensive Loss	(2,704)	(237)	(2,912)
Comprehensive Income	$7,714	$11,680	$10,448

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED BALANCE SHEETS

	March 31,	December 31,	March 31,
(Dollars in thousands, except par value and per share amounts)	2003	2002	2002

Assets:
Cash and Due from Banks	$145,805	$239,927	$335,424
Federal Funds Sold and Securities Purchased Under Agreement to Resell	353,182	202,662	4,102
Investment Securities	1,291,551	1,535,694	1,777,762
Loans:
Gross Loans	2,083,024	2,097,857	1,757,827
Unearned Income on Loans	(12,961)	(11,777)	(11,840)
Loans, Net of Unearned Income	2,070,063	2,086,080	1,745,987
Allowance for Loan Losses	(70,000)	(70,500)	(71,375)
Net Loans	2,000,063	2,015,580	1,674,612
Premises and Equipment	16,223	17,886	21,384
Goodwill	100,567	100,549	97,223
Accrued Interest Receivable and Other Assets	80,697	70,883	76,968
Total Assets	$3,988,088	$4,183,181	$3,987,475

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$1,769,916	$1,892,125	$1,578,538
NOW	38,854	21,531	32,740
Money Market	892,138	933,255	933,756
Time	550,186	589,216	636,478
Total Deposits	3,251,094	3,436,127	3,181,512
Short-term Borrowings	9,196	9,127	41,469
Other Liabilities	61,020	47,550	32,754
Long-term Debt	17,538	17,397	25,895
Total Liabilities	3,338,848	3,510,201	3,281,630

Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures
(Trust Preferred Securities)	39,247	39,472	38,655
Minority Interest	43,857	43,158	26,435
Stockholders’ Equity:
Common Stock, $0.001 Par Value	39	41	46
Additional Paid-In Capital	69,649	99,979	198,640
Retained Earnings	487,028	476,610	436,612
Unearned Compensation	(2,248)	(652)	(1,306)
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Available-for-Sale Investments	11,668	14,372	6,763
Total Stockholders’ Equity	566,136	590,350	640,755
Total Liabilities, Minority Interest and Stockholders’ Equity	$3,988,088	$4,183,181	$3,987,475
Capital Ratios:
Total Risk-Based Capital Ratio	15.2%	16.0%	18.0%
Tier 1 Risk-Based Capital Ratio	13.9%	14.8%	16.8%
Tier 1 Leverage Ratio	13.1%	13.9%	14.8%
Average Stockholders’ Equity as a Percentage of Average Assets (1)	14.8%	15.7%	15.8%
Other Period End Statistics:
Book Value per Share	$14.56	$14.55	$14.06
Full-Time Equivalent Employees	985	1,019	979
Common Stock Outstanding	38,874,487	40,578,093	45,559,202

(1) Represents quarterly average balances for each respective period.

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

AVERAGE BALANCES, RATES AND YIELDS

	For the three months ended March 31,
	2003			2002
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest-Earning Assets:
Federal Funds Sold and Securities Purchased Under Agreement to Resell (1)	$248,384	$830	1.4%	$55,709	$245	1.8%
Investment Securities:
Taxable	1,233,457	10,377	3.4	1,631,706	13,850	3.4
Non-taxable (2)	144,727	2,455	6.9	234,865	3,023	5.2
Loans:
Commercial	1,547,717	34,241	9.0	1,435,717	34,699	9.8
Real Estate Construction and Term	100,879	1,437	5.8	102,720	1,913	7.6
Consumer and Other	207,899	2,158	4.2	135,555	1,713	5.1
Total Loans	1,856,495	37,836	8.3	1,673,992	38,325	9.3
Total Interest-Earning Assets	3,483,063	51,498	6.0	3,596,272	55,443	6.3

Cash and Due From Banks	185,405			210,467
Allowance for Loan Losses	(73,094)			(74,393)
Goodwill	100,571			96,399
Other Assets	198,616			186,916
Total Assets	$3,894,561			$4,015,661

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$22,214	25	0.5	$45,449	84	0.7
Regular Money Market Deposits	306,882	456	0.6	341,150	834	1.0
Bonus Money Market Deposits	609,104	903	0.6	641,365	1,576	1.0
Time Deposits	558,558	1,067	0.8	673,730	2,404	1.4
Short-term Borrowings	9,153	69	3.1	43,453	275	2.6
Long-term Debt	17,451	141	3.3	25,762	210	3.3
Total Interest-bearing Liabilities	1,523,362	2,661	0.7	1,770,909	5,383	1.2
Portion of Noninterest-bearing Funding Sources	1,959,701			1,825,363
Total Funding Sources	3,483,063	2,661	0.3	3,596,272	5,383	0.6

Noninterest-Bearing Funding Sources:
Demand Deposits	1,662,936			1,507,440
Other Liabilities	57,767			34,712
Trust Preferred Securities (3)	38,701			38,643
Minority Interest	36,516			27,910
Stockholders’ Equity	575,279			636,047
Portion Used to Fund Interest-earning Assets	(1,959,701)			(1,825,363)

Total Liabilities, Minority Interest and Stockholders’ Equity	$3,894,561			$4,015,661

Net Interest Income and Margin		$48,837	5.7%		$50,060	5.6%

Total Deposits	$3,159,694			$3,209,134

(1)    Includes average interest-bearing deposits in other financial institutions of $1,311 and $2,463 for the three months ended March 31, 2003 and 2002, respectively.

(2)    Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory rate of 35% in 2003 and 2002.  The tax equivalent adjustments were $859 and $1,058 for the three months ended March 31, 2003 and 2002, respectively.

(3)    The 8.25% annual distribution to SVB Capital I, which is a special-purpose trust formed for the purpose of issuing the trust preferred securities, is recorded as a component of noninterest expense.

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CREDIT QUALITY

	March 31,	December 31,	March 31,
(Dollars in thousands)	2003	2002	2002

Nonperforming Assets:
Nonaccrual Loans	$19,124	$20,411	$18,985
Total Nonperforming Assets	$19,124	$20,411	$18,985

Nonperforming Loans as a Percentage of Total Gross Loans	0.9%	1.0%	1.1%
Nonperforming Assets as a Percentage of Total Assets	0.5%	0.5%	0.5%

Allowance for Loan Losses	$70,000	$70,500	$71,375
As a Percentage of Total Gross Loans	3.4%	3.4%	4.1%
As a Percentage of Nonaccrual Loans	366.0%	345.4%	376.0%
As a Percentage of Nonperforming Loans	366.0%	345.4%	376.0%